EXHIBIT 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX UPDATES GUIDANCE FOR SEPTEMBER QUARTER

SAN JOSE, CA, SEPTEMBER 7, 2005 — Xilinx, Inc. (Nasdaq: XLNX) today released its business update for the September quarter of fiscal 2006.

•                  September quarter sales guidance is unchanged.  Prior guidance called for sales growth to be flat to up 4% sequentially.

•                  Gross margin guidance of 61% to 62% is unchanged.

•                  Sales from 90nm products are expected to approach 10% of total revenues.

•                  The September quarter tax rate will decline to approximately 15% from our prior guidance of 24%, primarily due to the recent favorable tax court decision pertaining to cost sharing and the release of related reserves.

No conference call will be held in conjunction with this guidance revision.  Additional commentary pertaining to the quarter will be available when the company reports its second quarter financial results on October 21, 2005.

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This release contains forward-looking statements and projections. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, a high reliance on turns business—particularly in the month of September, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, inventory levels at customers and throughout the supply chain, product mix shift to our newer products, which have lower gross margins, customer acceptance of our new products, and other risk factors listed in our most recent Form 10K.

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